Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Stacy Frole
http://ir.cedarfair.com		419.627.2227

CEDAR FAIR REPORTS 2018 SECOND-QUARTER RESULTS

•	Declares quarterly cash distribution of $0.89 per Limited Partner (LP) unit, consistent with its annualized rate of $3.56 per LP unit and a more than 6% yield at current market rates

SANDUSKY, OHIO, August 1, 2018 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for the second quarter ended June 24, 2018, along with revenue trends for the month of July and the declaration of a quarterly cash distribution for unitholders.
CEO Commentary
Commenting on the Company's second-quarter results and trends through July 29, 2018, Richard Zimmerman, Cedar Fair's president and CEO, said, "The investments we have made in our parks over the past several years have significantly enhanced the guest experience and combined with our current and future investments, will provide meaningful economic returns for many years to come. As a result of our investments, the guest response to our new rides and attractions has been very positive, guests are increasing spending levels inside our parks, and the renewal rates of season passholders remain strong. We believe disruptive weather patterns have contributed negatively to our year-to-date attendance, however, we have launched incremental research efforts to better understand market-specific results."
"In response to the lower-than-anticipated first half results, we have implemented a number of initiatives designed to drive attendance and maximize profits over the balance of the season," added Zimmerman. "These initiatives, combined with our very popular Halloween events, WinterFest celebrations at five parks, including the recent addition of Kings Dominion, and the continued strength of long-lead demand indicators, such as group bookings and resort reservations, give us confidence that we are well positioned heading into the second half of 2018."

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

Zimmerman continued by stating that despite some recent areas of strength in the business, the lack of meaningful momentum or attendance pickup in July could have results fall below the low end of the Company's full-year guidance of net revenues between $1.34 billion and $1.38 billion and Adjusted EBITDA1 between $475 million and $495 million. Because full-year results will be heavily influenced by the parks' performance over the next month, the Company will update its guidance in early September.
"We remain confident in the resiliency of our business model, the experience of our management team, the strength of our balance sheet and the outlook for growth in the business long term. As a result, we remain committed to delivering a steady 4% annual increase in the cash distribution to unitholders while continuing to invest in our business at a responsible level," concluded Zimmerman.
Six-Month Results
Net revenues were $435 million for the six months ended June 24, 2018, a decrease of $6 million, or 1%, compared with the six-month period ended June 25, 2017. The decrease was attributable to a 2%, or 211,000-visit, decrease in attendance to 8.7 million guests. This was partially offset by a 1%, or $0.27, increase in average in-park per capita spending to $45.42, and a 2%, or $1 million, increase in out-of-park revenues to $56 million when compared with the prior-year period.
Short-term factors, such as inclement weather in the Mid-Atlantic region and a delayed ride opening at California's Great America, combined with a decrease in the number of season passes sold at Kings Island, negatively impacted early-season attendance at the Company’s seasonal amusement parks. This was somewhat offset by increased attendance at Knott’s Berry Farm, the Company’s only year-round park. The increase in average in-park per capita spending through the first half of the year was driven by increased spending on food and beverage, merchandise and extra charge attractions. These increases were partially offset by a small decrease in admissions revenue per capita attributable to a higher season pass mix, the introduction of a free pre-K season pass at three more parks in 2018 and the recognition of season pass revenue over a longer period of time at a fifth park that will be hosting a new WinterFest celebration in November and December this year.
The increase in out-of-park revenues is the result of higher occupancy rates and average daily room rates at the Company’s resort hotels, including the new 158-room tower at Cedar Point’s historic beachfront Hotel Breakers.
____________________
1For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes. The Company is not reconciling Adjusted EBITDA guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

The operating loss for the six-month period was $7 million compared with operating income of $19 million for the six-month period in 2017. The decline in operating income is the result of the 1% decrease in net revenues noted above, combined with a 4%, or $16 million, increase in operating costs and expenses, which totaled $380 million for the first half of 2018. The increase in operating costs and expenses was in-line with the Company’s expectations and reflects higher labor costs due to market/minimum-wage rate increases, higher operating and maintenance supplies, and additional expenses as the Company continues to invest in technology and the overall guest experience. Depreciation and amortization was up $2 million due to growth in capital improvements over the past several years. Loss on impairment/retirement of fixed assets was up $3 million, reflecting the retirement of assets in the normal course of business at several of the Company’s properties.
Interest expense for the first six months of 2018 was comparable to the same period in the prior year. We recognized a $1 million loss on early debt extinguishment during the first quarter of 2018 in connection with amending our 2017 Credit Agreement, as compared to a $23 million loss on early debt extinguishment related to our refinancing in the first half of 2017.  The net effect of our swaps resulted in a benefit to earnings of $5 million for the first six months of 2018 compared with a $5 million charge to earnings for the comparable period in 2017.  The difference reflects the change in fair market value movements in our swap portfolio offset by the amortization of amounts in OCI for our de-designated swaps. During the current period, we also recognized a $25 million net charge to earnings for foreign currency gains and losses compared with a $6 million net benefit to earnings for the comparable period in 2017.  Both amounts primarily represent re-measurement of the U.S.-dollar denominated debt held at our Canadian property from the applicable currency to the legal entity's functional currency.
A benefit for taxes of $5 million was recorded during the first half of 2018 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes, compared with a benefit of $10 million in the same period a year ago.
The net loss through June 24, 2018, totaled $64 million, or $1.14 per diluted LP unit. This compares with a net loss of $33 million, or $0.60 per diluted LP unit, for the same period a year ago. The increase in net loss is primarily a result of the 1% decrease in net revenues, combined with planned increases in operating costs and expenses.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, for the six months ended June 24, 2018, was $62 million, down $23 million when compared with the six months ended June 25, 2017. This is the result of the attendance shortfall through the first six months of 2018, combined with planned increases in operating costs and expenses. See the attached table for a reconciliation of net income to Adjusted EBITDA.
July Operations
Based on preliminary July results, net revenues through the seven-month period ended July 29, 2018, were approximately $752 million, down $15 million, or 2%, when compared with the similar period last year. The decrease in revenues is attributable to a 3%, or 480,000-visit, decrease in attendance to 14.6 million guests. This was somewhat

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

offset by a 1% increase in average in-park guest per capita spending and a 4%, or $3 million, increase in out-of-park revenues compared with the similar period last year.
Distribution Declaration
The Company also announced the declaration of a cash distribution of $0.89 per LP unit, which is consistent with its targeted annualized distribution rate of $3.56 per LP unit. The distribution will be paid on Sept. 17, 2018, to unitholders of record as of Sept. 5, 2018.
Conference Call
The Company will host a conference call with analysts today, Aug. 1, 2018, at 10:00 a.m. EDT, which will be webcast live in “listen-only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1 p.m. EDT, Aug. 1, 2018, until 11:59 p.m. EDT, Wednesday, Aug. 15, 2018. In order to access the replay of the earnings call, please dial (844) 512-2921 followed by the access code 6703724.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Six months ended
	6/24/2018	6/25/2017	6/24/2018	6/25/2017
Net revenues:
Admissions	$204,447	$214,881	$231,168	$237,444
Food, merchandise and games	129,947	133,167	151,002	151,375
Accommodations, extra-charge products and other	45,922	44,750	52,873	52,297
	380,316	392,798	435,043	441,116
Costs and expenses:
Cost of food, merchandise, and games revenues	35,018	34,249	41,021	39,729
Operating expenses	167,417	160,380	256,245	244,669
Selling, general and administrative	54,041	51,860	82,723	79,479
Depreciation and amortization	52,219	50,812	57,740	56,177
Loss on impairment / retirement of fixed assets, net	3,372	184	4,712	1,710
	312,067	297,485	442,441	421,764
Operating income (loss)	68,249	95,313	(7,398)	19,352
Interest expense	21,337	21,920	41,099	40,834
Net effect of swaps	(906)	4,368	(4,534)	4,669
Loss on early debt extinguishment	—	23,115	1,073	23,115
Loss (gain) on foreign currency	14,984	(3,183)	25,078	(5,854)
Other income	(139)	(16)	(488)	(48)
Income (loss) before taxes	32,973	49,109	(69,626)	(43,364)
Provision (benefit) for taxes	13,730	17,741	(5,469)	(9,978)
Net income (loss)	19,243	31,368	(64,157)	(33,386)
Net income (loss) allocated to general partner	—	1	(1)	—
Net income (loss) allocated to limited partners	$19,243	$31,367	$(64,156)	$(33,386)

Net income (loss)	$19,243	$31,368	$(64,157)	$(33,386)
Other comprehensive income, (net of tax):
Foreign currency translation adjustment	6,662	(1,282)	11,266	(1,942)
Unrealized gain on cash flow hedging derivatives	2,116	1,993	4,134	3,987
Other comprehensive income, (net of tax)	8,778	711	15,400	2,045
Total comprehensive income (loss)	$28,021	$32,079	$(48,757)	$(31,341)
Basic income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,231	56,076	56,192	56,025
Net income (loss) per limited partner unit	$0.34	$0.56	$(1.14)	$(0.60)
Diluted income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,727	56,598	56,192	56,025
Net income (loss) per limited partner unit	$0.34	$0.55	$(1.14)	$(0.60)

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Six months ended
	6/24/2018	6/25/2017	6/24/2018	6/25/2017
Attendance	7,698	8,061	8,655	8,866
In-park per capita spending	$45.40	$45.12	$45.42	$45.15
Out-of-park revenues	$43,491	$41,884	$56,177	$55,062

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 Second-Quarter Results
August 1, 2018

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	6/24/2018	6/25/2017
Cash and cash equivalents	$60,119	$101,083
Total assets	$2,079,216	$2,109,457
Long-term debt, including current maturities:
Revolving credit loans	$25,000	$—
Term debt	724,061	738,758
Notes	937,146	936,633
	$1,686,207	$1,675,391
Total partners' equity	$(70,071)	$(60,640)

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
(In thousands)	6/24/2018	6/25/2017	6/24/2018	6/25/2017
Net income (loss)	$19,243	$31,368	$(64,157)	$(33,386)
Interest expense	21,337	21,920	41,099	40,834
Interest income	(55)	(16)	(281)	(48)
Provision (benefit) for taxes	13,730	17,741	(5,469)	(9,978)
Depreciation and amortization	52,219	50,812	57,740	56,177
EBITDA	106,474	121,825	28,932	53,599
Loss on early debt extinguishment	—	23,115	1,073	23,115
Net effect of swaps	(906)	4,368	(4,534)	4,669
Non-cash foreign currency (gain) loss	14,992	(3,150)	25,090	(5,829)
Non-cash equity compensation expense	3,180	3,185	6,148	6,602
Loss on impairment / retirement of fixed assets, net	3,372	184	4,712	1,710
Other (1)	(76)	156	93	348
Adjusted EBITDA (2)	$127,036	$149,683	$61,514	$84,214

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233